Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of March 17, 2017, is entered into by and among Nexstar Broadcasting, Inc., a Delaware corporation (“NBI”), as successor to LIN Television Corporation, a Delaware corporation (“LIN Television” or the “Issuer”), the Guarantors party thereto and The Bank of New York Mellon, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, an aggregate of $400,000,000 of 5.875% Senior Notes due 2022 (the “Notes”) was issued pursuant to an indenture (the “Original Indenture”), dated as of November 5, 2014, between Media General Financing Sub, Inc., a Delaware corporation (“Financing Sub”), and the Trustee;

WHEREAS, LIN Television, the guarantors named therein and the Trustee entered into a first supplemental indenture to the Original Indenture, dated as of December 19, 2014 (the “First Supplemental Indenture”), pursuant to which LIN Television assumed the obligations of Finance Sub under the Notes and the Indenture and the guarantors named therein agreed to guarantee all of the Issuer’s obligations under the Notes and the Indenture;

WHEREAS, LIN Television, the guarantors named therein and the Trustee entered into a second supplemental indenture to the Original Indenture, dated as of November 4, 2015 (the “Second Supplemental Indenture”), pursuant to which an additional entity guaranteed the Indenture and the Notes;

WHEREAS, LIN Television, the guarantors named therein and the Trustee entered into a third supplemental indenture to the Original Indenture, dated as of January 17, 2017 (the “Third Supplemental Indenture” and together with the First Supplemental Indenture and the Second Supplemental Indenture and the Original Indenture, the “Indenture”), pursuant to which additional entities guaranteed the Indenture and the Notes;

WHEREAS, the Issuer has merged with and into NBI, with NBI continuing its existence under Delaware law, and the merger has become effective under the laws of the State of Delaware;

WHEREAS, Section 801 of the Indenture provides that the Issuer shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer and the Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto, among other things, the Person (if other than the Issuer) into which the Issuer is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer and the Subsidiaries on a Consolidated basis (the “Surviving Entity”) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture and the Registration Rights Agreement, and the Indenture and the Registration Rights Agreement shall remain in full force and effect;

WHEREAS, Section 801(a)(iv) provides that each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

WHEREAS, Section 901 of the Indenture provides that the Issuer and the Guarantors, without the consent of any Holders, may enter into a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, for the purposes of evidencing the succession of another Person to the Issuer and the assumption by any such successor of the Issuer’s covenants;

WHEREAS, NBI and the Guarantors have been duly authorized to enter into the Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Fourth Supplemental Indenture a valid and binding agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, NBI, the Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.Capitalized Terms.  Unless otherwise defined in this Fourth Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Succession to Indenture. Upon consummation of the merger of the Issuer with and into NBI, NBI agrees to succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if NBI had been named as the Issuer as the case may be therein. NBI hereby assumes the due and punctual payment of the principal of, premium, if any, and interest and other amounts payable, if any, on all the Notes and the performance of every covenant of the Indenture on the part of the Issuer to be performed or observed.

3.Guarantors. Each Guarantor confirms that its Guarantee shall apply to NBI’s obligations under the Indenture and the Notes.

4.NEW YORK LAW TO GOVERN. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by NBI.

8.No Recourse against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in the Indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Guarantor or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

9.Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER

NEXSTAR BROADCASTING, INC., as successor to LIN Television Corporation

By: /s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Chief Financial Officer

[Signature page to Fourth Supplemental Indenture]

   GUARANTORS:

Lin Television of Texas, Inc.

By: /s/ Elizabeth Ryder

Name: Elizabeth Ryder

Title:   Secretary

[Signature Page to Fourth Supplemental Indenture to Lin 2022 Notes]

GUARANTORS:

NES II, Inc.

By: /s/ Elizabeth Ryder

Name: Elizabeth Ryder

Title:   Secretary

[Signature Page to Fourth Supplemental Indenture to Lin 2022 Notes]

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By: /s/ Laurence J. O’Brien

Name: Laurence J. O’Brien

Title:   Vice President

[Signature Page to Fourth Supplemental Indenture to Lin 2022 Notes]